August 1, 1997



Sterling House Corporation
453 S. Webb Road, Suite 500
Wichita, Kansas 67207

Attention: Mr. Steven Vick, President

     Re: Agreement to Lease Assisted Living Residences

Dear Steven:

     LTC Properties, Inc. ("LTC") is pleased to advise you that LTC agrees, either itself or through its designee, and subject to the parameters outlined in this letter and approval of LTC's Board of Directors, to enter into leases with Sterling House Corporation ("Sterling") with respect to those certain three (3) properties (each a "Property" and collectively, the "Properties"), and each of which Properties is improved with an assisted living facility, as follows:

     Savannah Square, Edmond, Oklahoma - 29 units (the "Edmond Facility") Savannah Square, Weatherford, Oklahoma - 35 units (the "Weatherford Facility")
     Savannah Square, Watauga, Texas - 35 units (the "Watauga Facility")

For purposes of this commitment letter, the Edmond Facility, the Weatherford Facility and the Watauga Facility are sometimes hereinafter collectively referred to as the "Facilities".

     As we have previously discussed, immediately upon LTC's acquisition of fee title to each of the Properties and the Facilities located thereon, Sterling will lease all real and personal property and fixtures comprising the Properties from LTC pursuant to leases (each a "Lease" and together, the "Leases") containing the following terms and conditions:

     1. Lease Term. The term of each of the Leases shall commence on the date that LTC acquires fee title to the Properties and shall continue for an intial lease term of ten (10) years. Sterling shall have two consecutive five-year options to extend the term of all of the Leases; that is, Sterling shall only have the option to extend the term of any one of the Leases so long as Sterling exercises its option to extend the term of all of the Leases.

     2. Minimum Rent. The initial annual Minimum Rent for the first year of each Lease shall be an amount equal to the Purchase Price paid by LTC (or its designee) for each Property plus the Improvement Funds (defined below) (which shall be a total cumulative amount for all three Properties of not more than Five Million Three Hundred Thousand Dollars ($5,300,000.00)) multiplied by the sum of three hundred thirty (330) basis points plus the average interest rate on the ten-year Treasury Security for the five (5) business days prior to the third (3rd) business day prior to closing. Sterling shall pay an amount equal to one-twelfth (1/12) of the annual Minimum Rent applicable to each Property on the first day of each and every month during the term of the Leases without demand, abatement, set-off or notice. Commencing on the first anniversary of the rent commencement date for the Leases (the "Anniversary Date"), and continuing thereafter on each subsequent Anniversary Date during the initial term and each option term of the Leases, the Minimum Rent applicable to each of the Leases shall be increased in accordance with the provisions set forth in Exhibit "A" attached hereto and made a part hereof.


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     3.  Rent During Option Periods.  The initial Minimum Rent for each of the option terms shall be the higher of: (i) the previous year's Minimum Rent amount increased by two percent (2%); or (ii) the fair market value rent as determined by independent appraisal process.

     4. Triple Net Lease. Sterling shall be responsible for all costs associated with the operation of the assisted living facilities located on the Properties, including, but not limited to, all property and other taxes, utilities and insurance premiums (collectively "Additional Charges"). Taxes shall include any and all taxes of any kind associated with the real or personal property constituting the assisted living facilities.

     5. Repair and Maintenance. Sterling shall be responsible for completing any and all work necessary to maintain each assisted living facility located on the Properties as an assisted living residence in good condition and repair, reasonable wear and tear excepted. In addition, at Sterling's sole cost and expense, Sterling shall complete all applications, give all notices and obtain and maintain all licenses, permits and approvals necessary or desirable to allow Sterling to operate the assisted living facilities located on the Properties in accordance with all legal and regulatory requirements.

     During the first twelve (12) months of the term of the Leases, LTC shall disburse to Sterling a total amount up to Three Hundred Thousand Dollars ($300,000.00) (the "Improvement Funds"), which Improvements Funds shall be used by Sterling solely and exclusively for the purpose of making improvements and repairs to the Facilities and/or the Properties. Prior to the commencement date of the Leases, Sterling shall submit to LTC a proposed improvements budget (the "Budget"), which Budget shall set forth with reasonable specificity the improvements which Sterling proposes to make with the Improvements Funds and the budgeted cost for each. LTC shall have ten
(10) business days from the date of LTC's receipt of the Budget to approve or disapprove the items and/or proposed budgeted costs set forth therein. The Budget must include, among other things, all of the following: (A) a two-way intercom system to each unit at the Edmond Facility; (B) outside door security system at all three Facilities; (C) a whirlpool bath in all three Facilities; and (D) a courtyard sprinkler system at all three Facilities.

     The Improvement Funds shall be disbursed to Sterling as and when Sterling has provided to LTC all of the following: (i) a copy of a canceled check or an invoice marked "paid-in-full" evidencing that the work done or materials supplied has been paid for by Sterling; and (ii) lien waivers in form acceptable to LTC from the contractors, subcontractors and material suppliers who performed work or supplied materials costing more than Five Thousand Dollars ($5,000.00).

     Irrespective of whether Sterling is able to complete all of the items described in the Budget approved by LTC for an amount equal to the total Improvements Funds, Sterling shall be required to complete all items described in the approved Budget and shall be required to pay any amounts in excess of the Improvements Funds from Sterling's own funds and without reimbursement of any kind from LTC, and LTC shall have no obligation of any kind whatsoever to fund any amounts in excess of the Improvements Funds. If Sterling has not met the requirements for disbursement of all of the Improvements Funds by the end of the twelve-month period following the commencement date of the Leases, Sterling shall continue to have the obligation to complete all of the items set forth in the approved Budget.

     6.  Cross-Default.  Each of the Leases shall be cross-defaulted with
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each of the other Leases of the Properties and with all other leases between
LTC (or any one of its affiliates) and Sterling such that any default under any one lease (whether or not a Lease) shall constitute a default under each other lease (whether or not a Lease); provided, however, that the provisions of this Paragraph 6 shall not apply to the leases between LTC's affiliate, Kansas-LTC Corporation, and Sterling with respect to the assisted living facilities located in Great Bend, Kansas, Dodge City, Kansas, Salina, Kansas or McPherson, Kansas.

     7. Indemnity. Sterling shall fully indemnify and hold LTC harmless from and against any and all costs, losses, expenses, judgments, claims, fees (including reasonable attorneys' fees and costs) or damages of any kind or nature whatsoever arising from or relating to the assisted living facilities located on the Properties and the operation thereof, including, without limitation, all matters relating to (i) the presence of hazardous substances located on the Properties, (ii) compliance with or failure to comply with the provisions of the federal Americans with Disabilities Act, (iii) compliance with or failure to comply with the provisions of the Fair Housing Amendments Act of 1988; (iv) compliance with or failure to comply with any applicable provisions of Section 8 of the United States Housing Act of 1937, as amended,
(v) any claims made by third parties with respect to losses, costs or damages of any kind, accruing on or after the commencement date of the Lease, related to the operation of the Facilities by Sterling during the term of the Leases, and any and all other matters whatsoever relating to the Properties, the Facilities located thereon and the operation thereof. Sterling's indemnification obligations set forth in this Paragraph shall survive the expiration or termination for any reason of this commitment letter.

     8. Assignment and Subletting. Sterling shall not be entitled to sublet or assign any one or more of the Leases without the prior written consent of LTC.

     9. Closing Costs. Concurrently with the commencement of the term of the Leases, Sterling shall be responsible to pay any and all closing costs in connection with the commencement of the Leases, including but not limited to all of LTC's attorneys' fees (which shall be a total of Two Thousand Five Hundred Dollars ($2,500.00) for each Lease) and attorneys' expenses, recording fees for each Memorandum of Lease, LTC's out-of-pocket costs in connection with the lease transactions and any and all other fees and costs in any way associated with the lease transaction with respect to each Property.

     10. Governing Law. This commitment letter shall be governed by and interpreted under the internal laws of the State of California without resort to choice of law principles. Each of the Leases shall be governed and construed under the internal laws of the state in which the Property to which the Lease relates is located.

     11. Sterling's Acceptance. Sterling must indicate its acceptance of the terms and conditions of this commitment by affixing its signature below. Unless LTC receives this accepted commitment in its Oxnard, California office on or prior to the fifth (5th) business day following the date of this letter, the terms hereof shall be null and void, and LTC shall not have any obligations or liabilities to Sterling of any kind or nature whatsoever. This commitment shall become effective only upon acceptance by LTC evidenced by the affixation of LTC's signature hereto.

     12. No Financial Ratio Covenants. The Leases of the Properties shall not contain any covenants by Sterling regarding the existence or maintenance
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of any financial ratios (e.g. cash flow coverage ratios, etc.) with respect to the Properties or the Facilities located thereon.

     13. Facsimile Execution Binding. The parties hereto specifically agree that this commitment letter may be executed by facsimile, and that facsimile signatures hereon shall be binding on the parties hereto as though they were original signatures.

     14. Survival. This commitment letter shall survive, and the covenants, conditions and terms set forth herein shall continue, until the earlier of (i) December 31, 1997, at which time this commitment letter shall expire, or (ii) the date on which the Leases of all of the Properties from LTC to Sterling has been consummated.

     15. Binding Effect. This commitment letter shall be binding upon and shall inure to the benefit of Sterling and LTC, and their respective successors and assigns, although nothing in this Paragraph 15 shall be construed as consent to assignment of this commitment by either party. Savannah Square of Edmond, Inc., Savannah Square of Weatherford, Inc. And Savannah Square of Watauga, Inc., the current owners, respectively, of the Properties, are intended third-party beneficiaries of this commitment letter.

     16. Reliance. Please understand that, subject only to any contingencies specifically set forth herein, this letter constitutes the binding commitment of Sterling and LTC to enter into the transactions described herein. Once this commitment letter has been executed, and in reliance upon Sterling's agreements set forth herein, LTC intends to enter into a binding agreement to purchase the Properties from Savannah Square of Edmond, Inc., Savannah Square of Weatherford, Inc. and Savannah Square of Watauga, Inc., respectively, the current owners, respectively, of the Properties ("Sellers"), and shall immediately commence the expenditure of funds in conducting due diligence investigations with respect to said Properties. Upon receipt of your original signature on this letter, LTC will immediately instruct counsel to commence all of said activities. Should Sterling fail to honor its agreements to lease the Properties and Facilities set forth in this commitment letter, LTC will not be in a position to purchase the Properties from Sellers, and both LTC and Sellers will be materially harmed and will suffer general and consequential damages for which LTC and Sellers may seek to hold Sterling accountable.

                                    Very truly yours,


                                    LTC PROPERTIES, INC.,
                                    A Maryland corporation


                                    /s/ Andre C. Dimitriadis
                                    Chairman and CEO



READ AND AGREED:

Sterling House Corporation

By: /s/ Steven Vick

Its: President
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